Exhibit 99.1

FOR IMMEDIATE RELEASE	October 15, 2007

API Nanotronics Reports Record First Quarter Revenues

Revenue Increased 78% with Continued Strong Backlog of over $16 Million

NEW YORK – API Nanotronics Corp. (OTCBB: APIO) (“API”) (the “Company”), a leading supplier of electronic components and nanotechnology research and development to the defense and communications sectors, today announced first quarter operating results for the period ended August 31, 2007.

Financial Highlights for the First Quarter 2008

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Net revenue for the first quarter of fiscal 2008 was $7,099,642, a 78% increase over fiscal 2007 first quarter revenue of $3,982,343. Revenue in 2008 includes the contribution from the National Hybrid Group acquired by the Company on January 24, 2007;

•	Gross profit increased over 100% to $1,993,539 in the first quarter of fiscal 2008 compared to $909,635 in the first quarter of fiscal 2007;
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Net loss for the quarter was $712,385 or $0.01 per share (including non-cash expenses of $856,589), compared to a loss of $1,656 or nil cents per share (including non-cash expenses of $188,744) in the first quarter of 2007;

•	Strong balance sheet with over $3 million in cash;
•	A strong order flow contributed to a backlog of $16,408,695.

Operating Highlights

During the first quarter of fiscal 2008, API achieved significant milestones that positioned the Company to further grow its business and accelerate its entrance into new markets enabled by Nanotechnology and micro-electromechanical systems (MEMS).

•	In July 2007, the Company acquired the assets and intellectual property of NanoOpto Corp.;
o	Fully integrated substantially all of NanoOpto’s manufacturing group and key design engineers;
o	Realized fully operational status of NanoOpto’s state-of-the-art nanofabrication facility within 30 days of purchase; and
o	Obtained immediate and strong interest from industry for product samples and product development; and
•

On June 11 and 12, 2007, API’s Chief Technology Officer and leading global nano scientist, Dr. Martin Moskovits, presented at the Third Annual NanoEquity Europe Conference in Frankfurt, Germany, where he discussed API and the impact of nanotechnology on the markets the Company serves.

“We are very pleased with the results achieved in the first quarter of fiscal 2008,” stated Phillip DeZwirek, Chairman and CEO of API. “The acquisition of National Hybrid is already showing very positive results, as is Filtran, which experienced strong year-over-year revenue growth of 20%. Operationally, the addition of NanoOpto Corp. is an extremely important development as it accelerated our entrance into the business of creating next generation nanotechnology-based products. We are very encouraged by the current level of activity at NanoOpto, especially considering the brief period it has been operational. We believe it is a powerful acquisition that will yield tremendous synergies and opportunities going forward.”

About API Nanotronics Corp.

API Nanotronics API Nanotronics Corp., through its wholly owned subsidiaries API Electronics Inc., National Hybrid Inc., Filtran Group, TM Systems, Keytronics and API Nanofab Corporation, is engaged in the manufacture of electronic components and systems for the defense and communications industries. API is also developing a leadership position in the R&D and manufacture of nanotechnology and MEMS products. With a growing list of blue chip customers, including Honeywell/Allied Signal, General Dynamics, Lockheed Martin, and numerous other top technology-based firms around the world, API regularly ships products to clients in more than 34 countries. API owns state-of-the-art manufacturing and technology centers in New York, New Jersey, Florida and Ontario, Canada and has manufacturing capabilities in China and a distribution center in Britain. API Nanotronics trades on the OTC Bulletin Board under the symbol APIO. For further information, please visit the company website at www.apinanotronics.com

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which API Nanotronics Corp. and its subsidiaries and affiliates have little or no control.

ON BEHALF OF THE BOARD

API Nanotronics Corp.

Phillip DeZwirek, CEO

FOR FURTHER INFORMATION, PLEASE CONTACT:

Steve Bulwa, Director of Corporate Communications for API Nanotronics at:

TEL: 1-877-API-O-API (274-0274) | investors@apinanotronics.com

Source: API Nanotronics Corp.